EXHIBIT g.(ix)

                 Form of Letter Amendment to Custodian Agreement

                         THE HARTFORD MUTUAL FUNDS, INC.


_______________, 2002


State Street Bank and Trust Company
801 Pennsylvania Avenue
Kansas City, MO 64105

Re:  The Hartford Mutual Funds, Inc.

Ladies and Gentlemen:

This is to advise you that The Hartford Mutual Funds, Inc. (the "Fund") has established five new series to be know as The Hartford Income Fund, The Hartford Short Maturity Fund, The Hartford Inflation Plus Fund, The Hartford Tax-Free California Fund and The Hartford Tax-Free New York Fund, respectively. In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated as of July 15, 1996, as amended, between the Fund (formerly known as ITT Hartford Mutual Funds, Inc.) and State Street Bank and Trust Company, the Fund hereby requests that your bank act as Custodian for the aforementioned series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

                                 THE HARTFORD MUTUAL FUNDS, INC.
                                 on behalf of:
                                 The Hartford Income Fund
                                 The Hartford Short Maturity Fund
                                 The Hartford Inflation Plus Fund
                                 The Hartford Tax-Free California Fund
                                 The Hartford Tax-Free New York Fund

                                 By:
                                    --------------------------------------------


Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY


By:
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Effective Date: ___________________, 2002